cLightwave Logic Appoints New Member to Its Board of Directors

July 14, 2008 7:00 AM ET

WILMINGTON, Del., July 14 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG; www.lightwavelogic.com), a technology company focused on the development of electro-optic polymer materials for applications in high-speed fiber-optic telecommunications and optical computing, announced today the addition of Thomas E. Zelibor, Rear Admiral, USN (Ret) to its board of directors. RADM Zelibor brings over twenty years of strategic planning and senior leadership experience to the Lightwave's board.

RADM Zelibor is widely recognized as an organizational visionary leader, and the board of directors believes he can significantly increase the speed and efficiency of Lightwave's operations. Also, his broad technical underpinning in information technology, intelligence, surveillance, reconnaissance, space operations and information operations will provide Lightwave with unique insights into the defense market.

"One of the biggest challenges facing the military today is the need for increased bandwidth and speed," says RADM Zelibor. "I am intrigued and excited about the possibilities represented by Lightwave's potential breakthrough technology and look forward to assisting them in bringing it to fruition."

Currently, RADM Zelibor is the Dean of the College of Operational and Strategic Leadership at the United States Naval War College where he is responsible for the adoption of a corporate approach to leadership development. Previously, RADM Zelibor served as Director of Global Operations, United States Strategic Command; Director, Space, Information Warfare, Command and Control on the Navy staff; Department of the Navy, Deputy Chief Information Officer (CIO), Navy; Commander, Carrier Group Three; and Commander, Naval Space Command.

According to Fred Goetz, Lightwave's president, "The addition of Tom Zelibor to Lightwave's board of directors will enhance our company's long term strategic decision making ability and maximize our shareholder value."

About Lightwave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Lightwave Logic, Inc. is a portfolio company of Universal Capital Management, Inc. (OTC Bulletin Board: UCMT). Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.